EXHIBIT 10.46

FORM OF

INCENTIVE AGREEMENT

FOR THE GRANT OF RESTRICTED STOCK UNITS

UNDER THE

TIDEWATER INC. 2009 STOCK INCENTIVE PLAN

THIS AGREEMENT is entered into as of [•], by and between Tidewater Inc., a Delaware corporation (“Tidewater”), and [•] (the “Employee”).

WHEREAS, the Employee is a key employee of Tidewater or one of its subsidiaries and Tidewater considers it desirable and in its best interest that the Employee be given an added incentive to advance the interests of Tidewater in the form of restricted stock units payable in shares of common stock of Tidewater, $0.10 par value per share (the “Common Stock”) in accordance with the Tidewater Inc. 2009 Stock Incentive Plan (the “Plan”), which was approved by Tidewater’s stockholders at their 2009 annual meeting.

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

I.

Restricted Stock Units

1.1        Restricted Stock Units.    Effective on the Date of Grant, Tidewater hereby grants to the Employee an award of [•] restricted stock units (the “RSUs”) under the Plan, subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement. [•] of the RSUs shall vest based on the continued employment of the Employee as provided in Section 1.3 below (the “Time-Based RSUs”). The remaining [•] RSUs shall vest based upon continued employment and the satisfaction of performance criteria as provided in Section 1.4 below (the “Performance-Based RSUs”).

1.2        Award Restrictions.    The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily. The Employee shall have no rights, including, but not limited to, voting and dividend rights, in the shares of Common Stock underlying the RSUs unless and until such shares are issued to the Employee, or as otherwise provided in the Plan or this Agreement.

1.3        Vesting Terms – Time-Based RSUs.

(a)        Time-Based Vesting.    Upon vesting under the terms and conditions of the Plan and this Agreement, each Time-Based RSU represents the right to receive from the Company one share of Common Stock, free of any restrictions, and all amounts, securities, and property notionally credited to the Employee’s Account (as defined in Section 2.1) with respect to such Time-Based RSU.

(b)        Vesting Schedule.    The Time-Based RSUs shall vest in installments as follows, if, except as provided in Section 1.5, the Employee remains employed by Tidewater on such dates:

Percentage of Time-Based RSUs	Vesting Date
one-third	[•]
one-third	[•]
one-third	[•]

1.4        Vesting Terms – Performance-Based RSUs.

(a)        Performance-Based Vesting.    Upon vesting under the terms and conditions of the Plan and this Agreement, each Performance-Based RSU represents the right to receive from the Company a maximum of two shares of Common Stock, free of any restrictions, and all amounts, securities, and property notionally credited to the Employee’s Account with respect to such Performance-Based RSU.

(b)        Vesting Schedule.    Except as provided in Section 1.5, upon the Committee’s certification of the level of performance achieved, but no later than May 31, [•], depending on the three-year total shareholder return of Tidewater over the period from April 1, [•] through March 31, [•] (the “Performance Period”) as measured against peer performance over the same period, the Performance-Based RSUs shall vest and the Employee shall be entitled to receive a number of shares of Common Stock, determined as follows:

(i)        The number of Performance-Based RSUs specified in Section 1.1 represents the target award. At the end of the Performance Period, the Employee may receive a greater or lesser number of shares of Common Stock under the Plan than the number of Performance-Based RSUs granted in Section 1.1, depending on Tidewater’s Total Shareholder Return (as defined in Section 1.4(b)(iii)) ranked in terms of a percentile in relation to that of Tidewater’s Peer Group (as in Section 1.4(b)(iv)), which shall be determined as follows:

Performance Level	Tidewater’s Percentile Rank	Share Payout as a % of Performance-Based RSU Award

Maximum	≥ 75th percentile	200%
Intermediate	62.5th percentile	150%
Target	50th percentile	100%
Threshold	37.5th percentile	50%
Below Threshold	≤ 25th percentile	0%

The number of shares vesting shall be prorated if Tidewater’s rank falls between any two performance levels.

(ii)        Prior to the vesting of any Performance-Based RSUs and the payout of any shares of Common Stock under the Plan and this Agreement, the Committee shall certify in writing, by resolution or otherwise, Tidewater’s Total Shareholder Return level achieved as compared to that of the Peer Group, whether and to what extent the Performance-Based RSUs have vested, and how many shares of Common Stock are to be issued to the Employee.

(iii)        For purposes of this Agreement, “Total Shareholder Return” or “TSR” for Tidewater and each member of the Peer Group means stock price appreciation from the beginning to the end of the Performance Period, including dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of Tidewater or any company in the Peer Group) during the Performance Period, expressed as a percentage return, using the following formula:

TSR = Ending Stock Price (including dividends paid) – Beginning Stock Price

Beginning Stock Price

where the “Ending Stock Price” is equal to the average closing price of the relevant stock during the final month of the Performance Period, and the “Beginning Stock Price” is equal to the average closing price of the relevant stock during the last calendar month prior to the Performance Period. TSR of Tidewater or any company in the Peer Group shall be equitably adjusted to reflect any spin-off, stock split, reverse stock split, stock dividend, recapitalization, or reclassification or other similar change in the number of outstanding shares of common stock.

(iv)        For purposes of this Agreement, Tidewater’s “Peer Group” consists of the following companies: Atwood Oceanics, Inc., Bristow Group Inc., Cameron International Corp., Diamond Offshore Drilling, Inc., Dresser-Rand Group Inc., ENSCO International Inc., Exterran Holdings Inc., FMC Technologies Inc., GulfMark Offshore, Inc., Helix Energy Solutions Group, Helmerich & Payne, Inc., Hornbeck Offshore Services Inc., Key Energy Services Inc., Kirby Corp., McDermott International Inc., Noble Energy, Inc., Oceaneering International Inc., Oil States International Inc., Overseas Shipholding Group, Precision Drilling Corporation, Pride International, Inc., Rowan Companies, Inc., SEACOR Holdings Inc., Superior Energy Services Inc., and Teekay Corp. If a member of the Peer Group is acquired or delisted during the Performance Period, that company will be excluded from the Peer Group in calculating TSR. In addition, if a company in the Peer Group declares bankruptcy, it will remain in the Peer Group until it is de-listing, but if the bankruptcy occurs after more than 50% of the Performance Period has lapsed, the date for this company will be pro-rated.

1.5        Effect of Certain Terminations.

(a)        Upon the Employee’s death or termination of employment due to Disability: (1) all Time-Based RSUs shall immediately vest and pay out in shares of Common Stock and (2) the Employee (A) shall retain a reduced pro-rata number of Performance-Based

RSUs, determined by multiplying the number of Performance-Based RSUs by a fraction, the numerator of which is the number of full months between the beginning of the Performance Period and the date of termination and the denominator of which is the number of months in the Performance Period, provided that the ownership of such Performance-Based RSUs shall nonetheless remain subject to all other terms and conditions of this Agreement, including the payment date described in Section 1.4(b) and the opportunity to earn a greater or lesser number of shares of Common Stock as specified in Section 1.4(b)(i), and (B) shall forfeit all other Performance-Based RSUs granted under this Agreement as of the date of termination.

(b)        In the event the Employee retires on or after age 62 with five or more years of service with the Company: (1) all Time-Based RSUs shall immediately vest and pay out in shares of Common Stock, provided that the Committee has specifically approved such action and subject to such restrictions as the Committee may impose (including, but not limited to, post-employment restrictive covenants such as non-competition, non-solicitation, and/or non-disclosure provisions) and (2) the Employee (A) shall retain a reduced pro-rata number of Performance-Based RSUs, determined by multiplying the number of Performance-Based RSUs by a fraction, the numerator of which is the number of full months between the beginning of the Performance Period and the date of termination and the denominator of which is the number of months in the Performance Period, provided that the ownership of such Performance-Based RSUs shall nonetheless remain subject to all other terms and conditions of this Agreement, including the payment date described in Section 1.4(b) and the opportunity to earn a greater or lesser number of shares of Common Stock as specified in Section 1.4(b)(i), and (B) shall forfeit all other Performance-Based RSUs granted under this Agreement as of the date of termination.

(c)        In the event of a Change of Control as provided in the Plan: (1) all Time-Based RSUs shall immediately vest and pay out in shares of Common Stock at the closing of the Change of Control and (2) the Employee shall retain the rights to all Performance-Based RSUs granted under this Agreement, provided that the vesting and payout of such Performance-Based RSUs shall nonetheless remain subject to the terms and conditions of this Agreement, including the payment date described in Section 1.4 and the opportunity to earn a greater or lesser number of shares of Common Stock as specified in Section 1.4(b)(i).

(d)        Except as otherwise expressly provided in this Section 1.5 or as otherwise determined by the Committee in its sole discretion, termination of employment shall result in forfeiture of all unvested RSUs.

II.

Dividend Equivalents and the Issuance of Shares Upon Vesting

2.1        Restricted Stock Unit Account and Dividend Equivalents.    Tidewater shall maintain an account (the “Account”) on its books in the name of the Employee. Such Account shall reflect the number of RSUs awarded to the Employee, as such number may be adjusted under the terms of the Plan and this Agreement, as well as any additional RSUs or cash credited as a result of dividend equivalents, administered as follows:

(a)        The Account shall be for recordkeeping purposes only, and no assets or other amounts shall be set aside from Tidewater’s general assets with respect to such Account.

(b)        If Tidewater declares a cash dividend payable any time between the Date of Grant and the date the RSUs vest and pay out under this Agreement, the Employee shall be entitled to any cash that would have been received as a dividend had the Employee’s outstanding RSUs been shares of Common Stock as of the record date with respect to which such cash dividend is to paid. Tidewater shall pay such dividend equivalents currently to the Employee on any Time-Based RSUs but shall credit such amount to the Employee’s Account with respect to any such cash dividend equivalents payable on Performance-Based RSUs.

(c)        If dividends are declared and paid in the form of shares of Common Stock rather than cash, then the Employee’s Account will be credited with one additional RSU for each share of Common Stock that would have been received as a dividend had the Employee’s outstanding RSUs been shares of Common Stock on such date.

(d)        All such cash and any additional RSUs credited via dividend equivalents shall vest or be forfeited at the same time and on the same terms as the RSUs to which they relate.

(e)        In addition, if, under Section 1.4(a)(i), the Performance-Based RSUs pay out a number of shares of Common Stock in excess of the number of Performance-Based RSUs (the “Additional Shares”), the Employee also shall be entitled to receive, simultaneous with the issuance of the Additional Shares, all dividends and distributions, whether payable in cash or Common Stock, that were payable during the Performance Period or prior to the date the Performance-Based RSUs vest and pay out under this Agreement and that the Employee would have received had he or she owned the Additional Shares on such date.

2.2        Issuance of Shares of Common Stock.    As soon as practicable following the date any RSUs vest under this Agreement, but no later than 30 days after such date, the number of shares of Common Stock to which the Employee is entitled under this Agreement shall be transferred to the Employee or his or her nominee via book entry free of restrictions and upon the Employee’s request, Tidewater shall cause a stock certificate to be issued in the name of the Employee or his or her nominee. Upon issuance of such shares, the Employee is free to hold or dispose of such shares, subject to applicable securities laws and any internal Company policy then in effect and applicable to the Employee, such as Tidewater’s Insider Trading Policy and Executive Stock Ownership Guidelines.

III.

Defined Terms

The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the Plan.

IV.

Recovery Right of Tidewater

Tidewater has the right to recover any RSUs or shares of Common Stock issued under the Plan to the Employee, if (a) the grant, vesting, or value of such awards was based on the achievement of financial results that were subsequently the subject of a restatement; (b) the Employee is subject to Tidewater’s Executive Compensation Recovery Policy; (c) the Employee

engaged in intentional misconduct that caused or partially caused the need for the restatement; and (d) the effect of the restatement was to decrease the financial results such that such grant would not have been earned or would have had a lesser value. The Employee accepts the RSUs and shares of Common Stock subject to such recovery rights of Tidewater and in the event Tidewater exercises such rights, the Employee shall promptly return the RSUs or shares of Common Stock to Tidewater upon demand. If the Employee no longer holds the RSUs or shares of Common Stock at the time of demand by Tidewater, the Employee shall pay to Tidewater, without interest, all cash, securities, or other assets received by the Employee upon the sale or transfer of such shares. Tidewater may, if it chooses, effect such recovery by withholding from other amounts due to the Employee by the Company.

V.

Withholding Taxes

At any time that the Employee is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the vesting and payout of the RSUs, unless the Employee has previously provided the Company with payment of all applicable withholding taxes, Tidewater shall withhold, from the shares of Common Stock to be issued upon the vesting of the RSUs, shares with a value equal to the minimum statutory amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax required to be withheld is determined.

VI.

No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Employee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Employee’s employment relationship with the Company at any time.

VII.

Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.

VIII.

Amendment, Modification or Termination

The Committee may amend, modify, or terminate any RSUs at any time prior to vesting in any manner not inconsistent with the terms of the Plan. If the RSUs are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not use its discretion to increase the compensation payable to the Employee hereunder in violation of the “performance-based compensation” requirements of Section 162(m) of the Code. Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of an Employee hereunder without the consent of the Employee.

IX.

Inconsistent Provisions

The RSUs granted hereby are subject to the provisions of the Plan, as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control. The Employee acknowledges that a copy of the Plan was distributed to the Employee and that the Employee was advised to review such Plan prior to entering into this Agreement. The Employee waives the right to claim that the provisions of the Plan are not binding upon the Employee and the Employee’s heirs, executors, administrators, legal representatives, and successors.

X.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

XI.

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Employee and Tidewater intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

XII.

Entire Agreement; Modification

The Plan and the Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. The Agreement may not be modified without the approval of the Committee and the Employee, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

[signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TIDEWATER INC.

[Name/Title]

[Employee Name]